Exhibit 99.1

FOR IMMEDIATE RELEASE

TN-K ENERGY COMPLETES CHECKERBOARD LEASE ACQUISITION
Latest transaction extends leases on the JR Clark Lease in Green County, Kentucky

Crossville, TN -- (GlobeNewswire) — February 4, 2010 — TN-K Energy Group Inc. (Pink Sheets: TNKY) today announced that it has completed a 10 well checkerboard lease acquisition on the JR Clark lease in the Exie Quadrangle in Green County, Kentucky with Americas Energy Company - AEC (OTCBB: AENY) and Travis and Mitchell Coomer.  TN-K Energy led the negotiations on this transaction.  Under the terms of this latest agreement, TN-K Energy will receive a 20% net working interest in the 10 well acquisition at no initial cost per location to the company and will be the operator of the wells.  TN-K Energy will immediately begin acquiring all necessary permits to begin drilling operations.

Ken Page, CEO of TN-K Energy, stated “We are pleased to be involved with Americas Energy Company, a company that is growing at a vigorous pace.  This is a great opportunity for TN-K Energy to improve our production and assets going forward in 2010, while building stronger ties and relationships with other companies heavily involved in the energy industry.  We believe this latest deal for a checkerboard interest is an excellent opportunity for TN-K Energy to expand our presence in an area which has proven reserves and excellent production possibilities.”

About TN-K Energy Group Inc.

TN-K Energy Group Inc. is an independent energy company with operations in Tennessee and Kentucky.

This press release contains "forward-looking statements." Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate, or imply future results, performance or achievements, and may contain the words "estimate," "project," "intent," "forecast," "anticipate," "plan," "planning," "expect," "believe," "will likely," "should," "could," "would," "may," or words or expressions of similar meaning. Such statements are not guarantees of future performance and could cause the actual results of TN-K Energy Group to differ materially from the results expressed or implied by such statements, including, but not limited to, the company’s ability to enter into one or more leases for oil, gas and coal properties, the ability to obtain audited financial statements as necessary on these properties, compliance with Federal securities laws, and other factors. Additional information regarding risks can be found in TN-K Energy Group’s Annual Report on Form 10-K and its other filings with the SEC. Accordingly, although TN-K Energy Group believes that the expectations reflected in such forward-looking statements are reasonable, there can be no assurance that such expectations will prove to be correct. TN-K Energy Group has no obligation to update the forward-looking information contained in this press release.

Contact: Ken Page
President
TN-K Energy Group Inc.
(931) 707-9599

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